EXHIBIT 12.1

B&G Foods Holdings Corp.
Computation of Ratio of Earnings to Fixed Charges
(Dollar Amounts in Thousands, Except Ratios)

	Year Ended January 1, 2000	Year Ended December 30, 2000	Year Ended December 29, 2001	Year Ended December 28, 2002	Year Ended January 3, 2004	Thirteen Weeks Ended April 13, 2004

Income before income tax expense and extraordinary item	4,682	274	10,027	24,505	24,687	8,656
Add:
Interest expense	28,397	34,230	27,875	23,940	26,535	7,170
Amortization of deferred financing costs	1,477	1,843	1,972	2,686	4,670	642
Portion of rents representative of the interest factor	758	1,133	1,039	986	1,054	276

Income as adjusted	35,314	37,480	40,913	52,117	56,946	16,744

Fixed charges:
Interest expense	28,397	34,230	27,875	23,940	26,535	7,170
Amortization of deferred financing costs	1,477	1,843	1,972	2,686	4,670	642
Portion of rents representative of the interest factor	758	1,133	1,039	986	1,054	276

Fixed charges	30,632	37,206	30,886	27,612	32,259	8,088

Ratio of earnings to fixed charges	1.15	1.01	1.32	1.89	1.77	2.07